Exhibit 99.1

                G&K Services Reports Fiscal 2008 First
                           Quarter Results

          Revenue and earnings per share exceed expectations;
                 Operating margins continue to expand


    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 30, 2007--G&K Services, Inc. (Nasdaq:GKSR), today reported record revenue for the first quarter ended September 29, 2007 of $243.8 million, a 9.3 percent increase from previous year revenue of $223.1 million. Organic rental growth, revenue from acquisitions and strong direct sale growth drove the increase over the prior-year.

    First quarter earnings per diluted share exceeded expectations and rose to $0.58, a 34.9 percent increase from $0.43 per diluted share during the prior-year period. The increase in earnings compared to the prior-year was driven by significantly higher operating income margin as a result of the company's ongoing strategic initiative.

    "We're extremely pleased to deliver strong first quarter performance," said Richard Marcantonio, chairman and chief executive officer. "As expected, record revenue was driven by strong growth from both our rental and direct sale businesses in addition to revenue from acquisitions. It is also worth noting that we achieved record new account sales during the quarter, driven by improved sales productivity and the signing of a number of new national account customers, all of which will contribute to future revenue growth. Of equal importance, we drove significant operating margin improvement while continuing to execute on a number of key strategic initiatives to drive long-term revenue and earnings growth."

    Income Statement Review

    First quarter revenue from G&K's rental business increased to $226.1 million, up 9.1 percent over the prior-year period. As expected, the company's organic rental growth rate was approximately
3.5 percent in the quarter. Direct sale revenue, driven almost solely by organic growth, increased to $17.7 million, up 11.9 percent over the prior-year period. The organic growth rates are calculated using rental and direct sale revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results.

    Gross margin from rental operations for the quarter increased to
36.8 percent, up from 36.5 percent in the prior-year period. The increase in gross margin resulted from lower merchandise costs, benefits from plant productivity initiatives and improved overall leverage from higher revenue growth. Gross margin from direct sales increased to 28.1 percent, an improvement from 23.9 percent in the prior-year period. The increase in gross margin was driven primarily by improved efficiencies from higher volume.

    Selling and administrative expenses were 21.4 percent of consolidated revenue for the quarter, down from 22.4 percent in the year-earlier period. Selling and administrative expenses decreased compared to the prior-year period due to leverage from revenue growth and efficiencies attained from the complete rollout of handheld devices across the company's route structure.

    Operating margin for the first quarter increased significantly to
9.8 percent of consolidated revenue, up from 8.2 percent in the prior-year period. The improvement in operating margin was a result of leverage realized from revenue growth, lower merchandise costs and higher productivity achieved from operational initiatives, partially offset by slightly higher selling expenses and on-going acquisition integration costs.

    The effective tax rate for the first quarter was 37.8 percent compared to 38.5 percent in the year-earlier period.

    Balance Sheet and Cash Flow Statement Review

    The company's balance sheet remains strong. As of September 29, 2007, the company had total borrowings of $246.1 million and a total debt to total capitalization ratio of 29.0 percent. Total stockholders' equity increased to $603.2 million.

    Cash provided by operating activities for the first quarter increased to $14.3 million, up from $6.9 million in the prior-year. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and a lower net working capital investment. Cash used for property, plant and equipment during the quarter totaled $2.4 million compared to $9.8 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, increased to $12.0 million, up from negative $2.9 million in the prior-year period.

    As previously disclosed, the company initiated a share repurchase program to purchase up to $100.0 million of the company's outstanding common stock. During the first quarter, the company purchased 257,300 shares of common stock. Since inception of the share repurchase program through the end of the first quarter, the company has bought back 489,300 shares, or approximately 2.3 percent of the total shares outstanding at the beginning of the program, at a cost of approximately $19.1 million.

    Outlook

    The company expects fiscal 2008 second quarter revenue to range from $252.0 million to $255.0 million and earnings per diluted share from $0.53 to $0.57. The revenue guidance represents a sequential improvement in organic rental growth, driven in part by the record level of new account sales achieved in the company's first fiscal quarter. The revenue guidance also includes a full quarter impact of revenue from the acquisition of Leef Services and an expected year-over-year increase in direct sale revenue.

    The earnings guidance reflects continued efficiencies gained from revenue growth and productivity improvements from on-going operational initiatives. In addition, the earnings guidance includes higher anticipated merchandise costs from record new account sales, expenses related to further additions to the sales organization, costs related to a systems implementation at Lion Uniform Group and costs associated with acquisition integration activities.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through November 29, 2007.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 160 processing facilities and branch offices, serving more than 160,000 customers.



           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)

                                           For the Three Months Ended
                                           ---------------------------
                                           September 29, September 30,
(U.S. Dollars, in thousands, except per
 share data)                                   2007          2006
----------------------------------------------------------------------

----------------------------------------------------------------------
Revenues
  Rental operations                          $   226,068  $    207,301
  Direct sales                                    17,718        15,827
----------------------------------------------------------------------
     Total revenues                              243,786       223,128
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations(a)                   142,986       131,652
  Cost of direct sales(a)                         12,734        12,039
  Selling and administrative                      52,201        49,879
  Depreciation and amortization                   12,029        11,218
----------------------------------------------------------------------
     Total operating expenses                    219,950       204,788
----------------------------------------------------------------------
Income from Operations                            23,836        18,340
  Interest expense                                 3,958         3,393
----------------------------------------------------------------------
Income before Income Taxes                        19,878        14,947
  Provision for income taxes                       7,514         5,755
----------------------------------------------------------------------
Net Income                                   $    12,364  $      9,192
----------------------------------------------------------------------
  Basic weighted average number of shares
   outstanding                                    21,108        21,186
Basic Earnings Per Common Share              $      0.59  $       0.43
----------------------------------------------------------------------
  Diluted weighted average number of
   shares outstanding                             21,320        21,365
Diluted Earnings Per Common Share            $      0.58  $       0.43
----------------------------------------------------------------------

Dividends per share                          $      0.05  $       0.04


    (a) Excludes depreciation and amortization



                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)
                                           September 29,   June 30,
                                               2007          2007
(U.S. dollars, in thousands)
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                 $     14,465  $     22,759
  Accounts receivable, net                       105,362        98,276
  Inventories                                    142,764       140,780
  Prepaid expenses                                17,002        14,912
----------------------------------------------------------------------
     Total current assets                        279,593       276,727
----------------------------------------------------------------------

Property, Plant and Equipment, net               257,137       255,996
Other Assets                                     495,826       459,091
----------------------------------------------------------------------
                                            $  1,032,556  $    991,814
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                          $     22,337  $     21,911
  Accrued expenses                                67,017        68,927
  Deferred income taxes                            6,786         6,568
  Current maturities of long-term debt             7,842        65,838
----------------------------------------------------------------------
     Total current liabilities                   103,982       163,244
----------------------------------------------------------------------

Long-Term Debt, net of Current Maturities        238,298       149,005
Deferred Income Taxes                             28,237        34,298
Accrued Income Taxes - Long Term                  11,004             -
Other Noncurrent Liabilities                      47,849        53,279
Stockholders' Equity                             603,186       591,988
----------------------------------------------------------------------
                                            $  1,032,556  $    991,814
----------------------------------------------------------------------




           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)
                                           For the Three Months Ended
                                           ---------------------------
                                           September 29, September 30,
(U.S. dollars, in thousands)                   2007          2006
----------------------------------------------------------------------
Operating Activities:
  Net income                                   $ 12,364      $  9,192
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
    Depreciation and amortization                12,029        11,218
    Other adjustments                            (1,441)        1,043
  Changes in current operating items,
   exclusive of acquisitions                    (11,344)      (15,170)
  Other assets and liabilities                    2,730           624
----------------------------------------------------------------------
Net cash provided by operating activities        14,338         6,907
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                           (2,365)       (9,769)
  Acquisitions of business assets, net          (40,294)          (30)
  Purchase of investments, net                   (1,348)         (964)
----------------------------------------------------------------------
Net cash used for investing activities          (44,007)      (10,763)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                   (7,314)       (7,293)
  Proceeds from short-term borrowings, net       38,601        14,901
  Cash dividends paid                            (1,074)            -
  Sale of common stock                            1,705            74
  Repurchase of common stock shares             (11,244)            -
----------------------------------------------------------------------
Net cash provided by financing activities        20,674         7,682
----------------------------------------------------------------------
(Decrease) Increase in Cash and Cash
 Equivalents                                     (8,995)        3,826
Effect of Exchange Rates on Cash                    701            10

Cash and Cash Equivalents:
  Beginning of period                            22,759        19,690
----------------------------------------------------------------------
  End of period                                $ 14,465      $ 23,526
----------------------------------------------------------------------
Supplemental Cash Flow Information:
  Non-Cash Transactions -
    Notes payable issued to sellers in
     business acquisitions                     $      -      $      -
----------------------------------------------------------------------



    CONTACT: G&K Services, Inc.
             Jeffrey L. Wright, 952-912-5500
             Senior Vice President and Chief Financial Officer or
             Glenn L. Stolt, 952-912-5500
             Vice President and Treasurer
             or
             Shayn R. Carlson, 952-912-5500
             Director of Investor Relations